UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2009

THE NATIONAL SECURITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18649	63-1020300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

661 East Davis Street
Elba, Alabama		36323
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(334) 897-2273

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure In accordance with Securities and Exchange Commission Release No. 33-8216, the following information is furnished to the Securities and Exchange Commission pursuant to Item 12, “Disclosure of Results of Operations and Financial Condition.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. On November 13, 2009, The National Security Group, Inc. issued a press release announcing its financial results for the three months and nine months ended September 30, 2009. A copy of this press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description of Document

99.1	Press release, dated November 13, 2009, issued by The National Security Group, Inc.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The National Security Group, Inc.

Dated: November 13, 2009	By: /s/ Brian R. McLeod
Brian R. McLeod Chief Financial Officer

        Ex. 99.1

The National Security Group, Inc.

661 East Davis Street

Post Office Box 703

Elba, Alabama 36323

PRESS RELEASE

FOR IMMEDIATE RELEASE

The National Security Group, Inc. Releases Third Quarter Earnings

Elba, Alabama (November, 13, 2009)... The National Security Group, Inc. (the Company) (Nasdaq: NSEC), today reported results for the quarter and nine months ended September 30, 2009 and 2008, based on accounting principles generally accepted in the United States of America, as follows:

	Three Months Ended September 30		Nine Months Ended September 30

	2009	2008	2009	2008

Premium Income	$14,357,000	$11,707,000	$44,950,000	$42,261,000
Investment Income	1,376,000	1,332,000	4,214,000	3,616,000
Realized Investment (Losses) Gains	79,000	(1,452,000)	(151,000)	(1,026,000)
Other Income	208,000	254,000	541,000	927,000
Total Revenues	$16,020,000	$11,841,000	$49,554,000	$45,778,000

Net (Loss) Income	$651,000	$(6,945,000)	$2,224,000	$(6,199,000)

Net (Loss) Earnings Per Common Share	$0.26	$(2.82)	$0.90	$(2.51)

The Company reported net income of $651,000 ($0.26 per share) for the three-months ended September 30, 2009 compared to a net loss of $6,945,000 ($2.82 per share) for same period last year. The improvement in net income is primarily related to the lack of hurricane activity and fewer investment write downs due to other-than-temporary impairments during the quarter ended September 30, 2009. Results for the quarter ended September 30, 2008 were adversely impacted by losses incurred from Hurricanes Gustav and Ike and $1,722,000 in other-than-temporary impairments on investments.

The Company reported net income of $2,224,000 ($0.90 per share) for the nine-months ended September 30, 2009 compared to a net loss of $6,199,000 ($2.51 per share) for the same period last year. As with results for the quarter, the improvement in year-to-date net income compared to the same period last year is related to the lack of hurricane activity and only $286,000 in other-than-temporary impairments compared to $1,722,000 being recognized in earnings.

Premium revenue for the three-month period ended September 30, 2009 increased $2,650,000 compared to the same period last year. Catastrophe reinstatement premium related to Hurricane Gustav reduced third quarter 2008 premium revenue by $1,600,000 in 2008 and was the primary contributor to lower premium revenue in 2008 compared to 2009.

Premium revenue for the nine-months ended September 30, 2009 increased 6.4% to $44,950,000 compared to $42,261,000 for the same period last year. Moderate increases in written premiums in the dwelling property lines of business during 2009 coupled with a reduction in ceded reinsurance premium cost were the primary factors contributing to the increase in earned premium.

Shareholders’ equity as of September 30, 3009 increased $5,777,000 to $40,425,000 from $34,648,000 at December 31, 2008. The most significant factor leading to the increase was the recovery in market value of available-for-sale securities which totaled $4,533,000, net of tax. Adding to the improvement in the Company’s capital position was year-to-date net income of $2,224,000 and a gain on the interest rate swap of $130,000. Shareholders’ equity at September 30, 2009 was reduced by dividends paid of $1,110,000.

The National Security Group, Inc., through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in twelve states. For more financial information please visit the investor section our website www.nationalsecuritygroup.com.

Contact:	Brian McLeod, CFO & Treasurer
The National Security Group, Inc.
P.O. Box 703
Elba, Alabama 36323